[LOGO OF UAM FUNDS APPEARS HERE]

  Newbold's Equity Portfolio

  Institutional
  Class Shares

                    July 10, 1997
             P R O S P E C T U S


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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Fund Expenses..............................................................   1
Prospectus Summary.........................................................   3
Risk Factors...............................................................   4
Financial Highlights.......................................................   5
Investment Objectives......................................................   6
Investment Policies........................................................   6
Other Investment Policies..................................................   7
Investment Limitations.....................................................  12
Purchase of Shares.........................................................  13
Redemption of Shares.......................................................  16
Shareholder Services.......................................................  18
Valuation of Shares........................................................  18
Performance Calculations...................................................  19
Dividends, Capital Gains Distributions and Taxes...........................  19
Investment Adviser.........................................................  20
Administrative Services....................................................  21
Distributor................................................................  22
General Information........................................................  22
UAM Funds -- Institutional Class Shares....................................  24


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                        [LOGO OF UAM FUNDS APPEARS HERE]

                            UAM FUNDS SERVICE CENTER
                     C/O CHASE GLOBAL FUNDS SERVICES COMPANY
                                  P.O. BOX 2798
                              BOSTON, MA 02208-2798
                                 1-800-638-7983

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                           NEWBOLD'S EQUITY PORTFOLIO

                           INSTITUTIONAL CLASS SHARES
              INVESTMENT ADVISER: NEWBOLD'S ASSET MANAGEMENT, INC.

-------------------------------------------------------------------------------

                           PROSPECTUS -- JULY 10, 1997

  UAM Funds Trust (the "Fund") is an open-end investment company known as a "mutual fund." The Fund consists of multiple series (known as "Portfolios") each of which has different investment objectives and policies. Newbold's Eq-uity Portfolio currently offers two separate classes: Institutional Class Shares and Institutional Service Class Shares ("Service Class Shares"). Shares of each class represent equal, pro rata interests in a Portfolio and accrue dividends in the same manner except that Service Class Shares bear fees pay-able by the class to financial institutions for services they provide to the owners of such shares. The securities offered in this Prospectus are Institu-tional Class Shares of one diversified, no-load Portfolio of the Fund managed by Newbold's Asset Management, Inc.

  NEWBOLD'S EQUITY PORTFOLIO. Newbold's Equity Portfolio (the "Portfolio") seeks to achieve maximum long-term total return, consistent with reasonable risk to principal, by investing primarily in a diversified portfolio of under-valued equity securities of statistically attractive companies.

  There can be no assurance that the Portfolio will achieve its stated objec-tive.

  Shareholders of the Portfolio should note that the Fund's Board of Trustees voted unanimously on June 19, 1997 to combine the Portfolio with PBHG Large Cap Value Fund, a series of The PBHG Funds, Inc. It is anticipated that the terms of the proposed combination will be submitted to shareholders of the Portfolio for approval at a meeting to be held on September 27, 1997. Proxy materials will be delivered to Shareholders before that date, which will ex-plain in detail the terms of the proposed combination.

  Keep this Prospectus for future reference. It contains information that you should know before you invest. A "Statement of Additional Information" ("SAI") containing additional information about the Fund has been filed with the Secu-rities and Exchange Commission. The SAI is dated July 10, 1997 and has been incorporated by reference into this Prospectus. For a free copy of the SAI contact the UAM Funds Service Center at the address or telephone number above.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  FUND EXPENSES

  The following table illustrates expenses and fees that a shareholder of the Portfolio's Institutional Class Shares would incur. Transaction fees may be charged if a broker-dealer or other financial intermediary deals with the Fund on your behalf. (See "PURCHASE OF SHARES.")

                        SHAREHOLDER TRANSACTION EXPENSES

   Sales Load Imposed on Purchases:........................................ NONE
   Sales Load Imposed on Reinvested Dividends:............................. NONE
   Deferred Sales Load:.................................................... NONE
   Redemption Fees:........................................................ NONE
   Exchange Fees:.......................................................... NONE

                         ANNUAL FUND OPERATING EXPENSES

                     (AS A PERCENTAGE AVERAGE OF NET ASSETS)

   Investment Advisory Fees:...........................................  0.50 %
   Administrative Fees:................................................  0.48 %
   12b-1 Fees:.........................................................  NONE
   Other Expenses:.....................................................  0.47 %
   Advisory Fees Waived and Expenses Assumed:.......................... (0.55)%
                                                                        -----
   Total Operating Expenses (After Fee Waiver):........................  0.90 %*
                                                                        =====
-----------

* The Adviser has agreed to waive all or a portion of its advisory fees and to assume operating expenses to keep the Portfolio's total annual operating ex-penses (excluding interest, taxes and extraordinary expenses), after the ef-fect of expense offsets, from exceeding 0.90% of average daily net assets through January 29, 1998. For the fiscal year ended April 30, 1997, the Portfolio had no expense offsets. Absent the fee waivers and assumption of expenses by the Adviser, the Portfolio's Institutional Class Shares' total annual operating expenses would have been 1.45% of average daily net assets. The Adviser will not be reimbursed by the Fund for any advisory fees which are waived or expenses which the Adviser may bear on behalf of the Portfolio for a given fiscal year.

  The table above shows various fees and expenses an investor would bear di-rectly or indirectly. The expenses and fees set forth above are based on the Portfolio's Institutional Class Shares' operations during the fiscal year ended April 30, 1997.

  The following example illustrates expenses a shareholder would pay on a $1,000 investment over various time periods assuming (1) a 5% annual rate of return and (2) redemption at the end of the time period indicated. The Portfo-lio charges no redemption fees of any kind.

                                                 1 YEAR 3 YEARS 5 YEARS 10 YEARS
                                                 ------ ------- ------- --------
   Expenses.....................................   $9     $29     $50     $111


                                       1

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  THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EX-
PENSES OR PERFORMANCE. ACTUAL EXPENSES MAY BE GREATER OR LESSER THAN THOSE
SHOWN.

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                              PROSPECTUS SUMMARY

INVESTMENT ADVISER
  Newbold's Asset Management, Inc. (the "Adviser") is a registered investment adviser. Founded in 1940, the firm currently has over $4.8 billion in assets under management. The Adviser is a wholly-owned subsidiary of United Asset Management Corporation. (See "INVESTMENT ADVISER.")

PURCHASE OF SHARES
  Shares of the Portfolio are offered through UAM Fund Distributors, Inc. (the "Distributor"), a wholly-owned subsidiary of United Asset Management Corpora-tion, to investors at net asset value without a sales commission. Share pur-chases may be made by sending investments directly to the Fund. The minimum initial investment in the Portfolio is $2,500. The minimum initial investment for IRA accounts is $500. The minimum initial investment for spousal IRA ac-counts is $250. The minimum for any subsequent investment is $100. Certain ex-ceptions to the initial or minimum investment amounts may be made by the offi-cers of the Fund. (See "PURCHASE OF SHARES.")

DIVIDENDS AND DISTRIBUTIONS
  The Portfolio will normally distribute substantially all of its net invest-ment income in an annual dividend. Any realized net capital gains will also be distributed annually. Distributions will be reinvested in the Portfolio's shares automatically unless an investor elects to receive cash distributions. (See "DIVIDENDS, CAPITAL GAINS DISTRIBUTIONS AND TAXES.")

REDEMPTIONS OF SHARES
  Shares of the Portfolio may be redeemed at any time, without cost, at the net asset value of the Portfolio next determined after receipt of the redemp-tion request. The redemption price may be more or less than the purchase price. (See "REDEMPTION OF SHARES.")

ADMINISTRATIVE SERVICES
  UAM Fund Services, Inc. ("UAMFSI"), a wholly-owned subsidiary of United As-set Management Corporation, is responsible for performing and overseeing ad-ministration, dividend disbursing and transfer agency services provided to the Fund and its Portfolios by third-party service providers. (See "ADMINISTRATIVE SERVICES.")

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                                  RISK FACTORS

  The value of the Portfolio's shares will fluctuate in response to changes in market and economic conditions as well as the financial conditions and pros-pects of the issuers in which the Portfolio invests. Prospective investors should consider the following: (1) The Portfolio may engage in various strate-gies to seek to hedge its investments against movements in security prices by the use of derivatives including options and futures as well as options on futures. Such strategies are commonly referred to as "derivatives" and involve the risk of imperfect correlation in movements in the price of options and futures and movements in the price of securities which are the subject of the hedge. Options and futures transactions in foreign markets are also subject to the risk factors associated with foreign investments generally. There can be no assurance that a liquid secondary market for options and futures contracts will exist at any specific time; (2) The Portfolio may invest in the securi-ties of foreign issuers which may be subject to additional risk factors, in-cluding foreign currency risks, not applicable to securities of U.S. issuers;
(3) The Portfolio may invest in repurchase agreements which entail a risk of loss should the seller default on its transaction; (4) The Portfolio may lend its investment securities which entails a risk of loss should a borrower fail financially; (5) The Portfolio may purchase securities on a when-issued basis which do not earn interest until issued and may decline or appreciate in mar-ket value prior to their delivery to the Portfolio. (See "OTHER INVESTMENT POLICIES.")

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                              FINANCIAL HIGHLIGHTS

  The following table provides selected per share information for a share out-standing throughout the periods presented of the Portfolio's Institutional Class Shares. This table is part of the Portfolio's Financial Statements in-cluded in the Portfolio's 1997 Annual Report to Shareholders. The Report is incorporated into the Portfolio's SAI. The Portfolio's Financial Statements in the Annual Report have been audited by Price Waterhouse LLP whose unqualified opinion on the Financial Statements for the year ended April 30, 1997 is also incorporated into the Portfolio's SAI. Please read the following information in conjunction with the Portfolio's 1997 Annual Report to Shareholders.

                                            SEPTEMBER 13, 1995*
                                                    TO            YEAR ENDED
                                              APRIL 30, 1996    APRIL 30, 1997
                                            ------------------- --------------
NET ASSET VALUE, BEGINNING OF PERIOD.......       $ 10.00          $ 10.98
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income....................          0.14             0.24
  Net Realized and Unrealized Gain on
    Investments............................          0.98             1.79
                                                  -------          -------
    Total From Investment Operations.......          1.12             2.03
                                                  -------          -------
DISTRIBUTIONS
  Net Investment Income....................         (0.12)           (0.25)
  Net Realized Gain........................         (0.02)           (1.25)
                                                  -------          -------
    Total Distributions....................         (0.14)           (1.50)
                                                  -------          -------
NET ASSET VALUE, END OF PERIOD.............       $ 10.98          $ 11.51
                                                  =======          =======
TOTAL RETURN+..............................         11.31%***        19.89%
RATIOS AND SUPPLEMENTAL DATA
Net Assets, End of Period (Thousands)......       $14,090          $12,642
Ratio of Net Expenses to Average Net
  Assets...................................          0.90%**          0.90%
Ratio of Net Investment Income to Average
  Net Assets...............................          2.27%**          2.10%
Portfolio Turnover Rate....................            75%              83%
Average Commission Rate....................       $0.0566          $0.0599
Voluntary Waived Fees and Expenses Assumed
  by the Adviser Per Share.................       $  0.06          $  0.06
Ratio of Expenses to Average Net Assets
 Including Expense Offsets.................          0.90%**          0.90%

------------

  * Commencement of Operations.

 ** Annualized.

*** Not Annualized.
  + Total return would have been lower had certain fees not been waived and expenses assumed by the Adviser.

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                              INVESTMENT OBJECTIVE

  The Newbold's Equity Portfolio seeks to achieve maximum long-term total re-turn, consistent with reasonable risk to principal, by investing primarily in a diversified portfolio of undervalued equity securities of statistically at-tractive companies. The Adviser believes that the Portfolio's performance over the long term will be superior to its benchmark index (the Standard & Poor's 500 Stock Index). There can be no assurance that the Portfolio will achieve its stated objective.

                               INVESTMENT POLICIES

  In seeking its investment objective, the Portfolio will invest at least 65% of its total assets, under normal circumstances, in equity securities, con-sisting of common stock, preferred stock, convertible preferred stock, con-vertible bonds, rights and warrants. The Portfolio will invest primarily in equity securities of large capitalization companies which are defined as those with equity capitalizations greater than $1 billion at the time of purchase.

  The Adviser believes that investment value and return can be achieved by in-vesting in stocks with a low price relative to current earnings. This bottom-up approach seeks to identify companies whose earnings growth suggests an in-creasing stream of future dividend income and whose share prices represent a level below realizable value.

  The Adviser is able to identify prospective companies through a computerized screening process which rates on four key elements: Market capitalization -- $1 billion or more for purposes of liquidity; Dividend payout -- ordinarily must pay cash dividends; Financial leverage -- debt should not be excessive, and an investment grade bond rating is required; and Return on average five-year equity -- after the three previous criteria have been applied, this eval-uation is used as a measurement of profitability in selecting the top 500 com-panies.

  The stock issues of the top 500 companies are then sorted by price/earnings ratio, ranked from highest to lowest and broken into five groups, each con-sisting of 100 stocks. The bottom two groups are subject to intense fundamen-tal analysis by the Adviser. The objective is to assemble a portfolio of 40-70 statistically attractive stocks which represent relative "value" not generally recognized by the market. However, the Portfolio has the flexibility to invest in less than 40 stocks or more than 70 stocks, as the Adviser deems necessary. Earnings for cyclical stocks are normalized in this valuation process.

  Once the Portfolio has been constructed, its price/earnings multiples are continually monitored. The Portfolio will stop buying a stock when its price- /earnings ratio approaches the current price/earnings multiple of the Standard & Poor's 500 Stock Index. The stock is sold when it moves above the market's multiple.

  When the Adviser believes that market conditions warrant a defensive posi-tion, up to 100% of the Portfolio's assets may be held in cash and short-term investments. See "SHORT-TERM INVESTMENTS" below for a description of the types of short-term instruments in which the Portfolio may invest for temporary de-fensive purposes. When the Portfolio is in a defensive position, it may not necessarily be pursuing its stated investment objective.

                            OTHER INVESTMENT POLICIES

  The Portfolio may also, under normal circumstances, invest up to 35% of its assets, unless restricted by additional limitations described below or in the Portfolio's SAI, in the following securities or investment techniques:

SHORT-TERM INVESTMENTS
  In order to earn a return on uninvested assets, meet anticipated redemp-tions, or for temporary defensive purposes, the Portfolio may invest a portion of its assets in domestic and foreign money market instruments including cer-tificates of deposit, bankers' acceptances, time deposits, U.S. Government ob-ligations, U.S. Government agency securities, short-term corporate debt secu-rities, and commercial paper rated A-1 or A-2 by Standard & Poor's Corporation or Prime-1 or Prime-2 by Moody's Investors Service, Inc. or if unrated, deter-mined by the Adviser to be of comparable quality.

  Time deposits maturing in more than seven days will not be purchased by the Portfolio, and time deposits maturing from two business days through seven calendar days will not exceed 10% of the total assets of the Portfolio. The Portfolio will not invest in any security issued by a commercial bank unless
(i) the bank has total assets of at least $1 billion, or the equivalent in other currencies, (ii) in the case of U.S. banks, it is a member of the Fed-eral Deposit Insurance Corporation, and (iii) in the case of foreign branches of U.S. banks, the security is, in the opinion of the Adviser, of an invest-ment quality comparable with other debt securities which may be purchased by the Portfolio.

  The Fund has received permission from the Securities and Exchange Commission (the "SEC") to deposit the daily uninvested cash balances of the Fund's Port-folios, as well as cash for investment purposes, into one or more joint ac-counts and to invest the daily balance of the joint accounts in the following short-term investments: fully collateralized repurchase agreements, interest-bearing or discounted commercial paper including dollar-denominated commercial paper of foreign issuers, and any other short-term money market instruments including variable rate demand notes and tax-exempt money instruments. By en-tering into these investments on a joint basis, it is expected that the Port-folio may earn a higher rate of return on investments relative to what it could earn individually.

  The Fund has received permission from the SEC for each of its Portfolios to invest, for cash management purposes, the greater of 5% of its total assets or $2.5 million in the Fund's DSI Money Market Portfolio. (See "INVESTMENT COMPA-NIES.")

REPURCHASE AGREEMENTS
  The Portfolio may invest in repurchase agreements collateralized by U.S. Government securities, certificates of deposit, and certain bankers' accept-ances and other securities outlined above under "SHORT-TERM INVESTMENTS." In a repurchase agreement, the Portfolio buys a security and simultaneously commits to sell that security back at an agreed upon price plus an agreed upon market rate of interest. Under a repurchase agreement, the seller is also required to maintain the value of securities subject to the agreement at not less than 100% of the repurchase price. The value of the securities purchased will be evaluated daily, and the Adviser will, if necessary, require the seller to maintain additional securities to ensure that the value is in compliance with the previous sentence. The use of repurchase agreements involves certain risks. For example, a default by the seller of the agreement may cause the Portfolio to experience a loss or delay in the liquidation of the collateral securing the repurchase agreement. The Portfolio might also incur disposition costs in liquidating the collateral. While the Fund's management acknowledges these risks, it is expected that they can be controlled through stringent counterparty selection criteria and careful monitoring procedures. The Fund has received permission from the SEC to pool daily uninvested cash balances of the Fund's Portfolios in order to invest in repurchase agreements on a joint basis. By entering into joint repurchase agreements, the Portfolio may incur lower transaction costs and earn higher rates of interest on joint repurchase agreements. The Portfolio's contribution would determine its return from a joint repurchase agreement. (See "SHORT-TERM INVESTMENTS.")

LENDING OF SECURITIES
  The Portfolio may lend its investment securities to qualified institutional investors as a means of earning income. The Portfolio will not loan securities to the extent that greater than one-third of its assets at fair market value would be committed to loans. During the term of a loan, the Portfolio is sub-ject to a gain or loss depending on any increase or decrease in the market price of the securities loaned. Lending of securities is subject to review by the Fund's Board of Trustees. All relevant facts and circumstances, including the creditworthiness of the broker, dealer or institution, will be considered in making decisions about securities lending.

  An investment company may pay reasonable negotiated fees in connection with loaned securities so long as such fees are set forth in a written contract and approved by its Board of Trustees. The Portfolio will continue to retain any voting rights with respect to loaned securities. If a material event occurs affecting an investment on a loan, the loan must be called and the securities voted.

WHEN-ISSUED, FORWARD DELIVERY AND DELAYED SETTLEMENT SECURITIES
  The Portfolio may purchase and sell securities on a "when-issued," "delayed settlement," or "forward delivery" basis. "When-issued" or "forward delivery" refers to securities whose terms and indenture are available, and for which a market exists, but which are not available for immediate delivery. When-issued and forward delivery transactions may be expected to occur a month or more be-fore delivery is due. Delayed settlement is a term used to describe settlement of a securities transaction in the secondary market which will occur sometime in the future. No payment or delivery is made by the Portfolio until it re-ceives delivery or payment from the other party to any of the above transac-tions. It is possible that the market price of the securities at the time of delivery may be higher or lower than the purchase price. The Portfolio will maintain a separate account of cash or liquid securities at least equal to the value of purchase commitments until payment is made. Typically, no income ac-crues on securities purchased on a delayed delivery basis prior to the time delivery is made although the Portfolio may earn income on securities it has deposited in a segregated account.

  The Portfolio may engage in these types of purchases in order to buy securi-ties that fit with its investment objectives at attractive prices--not to in-crease its investment leverage.

PORTFOLIO TURNOVER
  Portfolio turnover is not anticipated to exceed 60%. In addition to Portfo-lio trading costs, higher rates of portfolio turnover may result in the reali-zation of capital gains. (See "DIVIDENDS, CAPITAL GAINS DISTRIBUTIONS AND TAX-ES" for more information on taxation). The Portfolio will not normally engage in short-term trading, but each reserves the right to do so. The table set forth in "Financial Highlights" presents the Portfolio's historical portfolio turnover rates.

INVESTMENT COMPANIES
  The Portfolio reserves the right to invest up to 10% of its total assets, calculated at the time of investment, in the securities of other open-end or closed-end investment companies. No more than 5% of the investing Portfolio's total assets may be invested in the securities of any one investment company nor may it acquire more than 3% of the voting securities of any other invest-ment company. The Portfolio will indirectly bear its proportionate share of any management fees paid by an investment company in which it invests in addi-tion to the advisory fee paid by the Portfolio.

  The Fund has received permission from the SEC to allow each of its Portfo-lios to invest, for cash management purposes, the greater of 5% of its total assets or $2.5 million in the Fund's DSI Money Market Portfolio provided that the investment is consistent with the Portfolio's investment policies and re-strictions. Based upon the Portfolio's assets invested in the DSI Money Market Portfolio, the investing Portfolio's adviser will waive its investment advi-sory fee and any other fees earned as a result of the Portfolio's investment in the DSI Money Market Portfolio. The investing Portfolio will bear expenses of the DSI Money Market Portfolio on the same basis as all of its other share-holders.

AMERICAN DEPOSITARY RECEIPTS
  The Portfolio intends to invest primarily in U.S.-based companies. In addi-tion, the Portfolio may purchase shares of foreign-based companies in the form of American Depositary Receipts (ADRs). ADRs may be sponsored or unsponsored. Sponsored ADRs are established jointly by a depositary and the underlying is-suer, whereas unsponsored ADRs may be established without participation by the underlying issuer. Holders of an unsponsored ADR generally bear all the costs associated with establishing the unsponsored ADR. The depositary of an unsponsored ADR is under no obligation to distribute shareholder communica-tions received from the underlying issuer or to pass through voting rights to the holders of the unsponsored ADR with respect to the deposited securities or pool of securities.

FOREIGN INVESTMENTS
  Investing in foreign companies may involve additional risks and considera-tions which are not typically associated with investing in U.S. companies. Since stocks of foreign companies are normally denominated in foreign curren-cies, the Portfolio may be affected favorably or unfavorably by changes in currency rates and in exchange control regulations, and may incur costs in connection with conversions between various currencies.

  As non-U.S. companies are not generally subject to uniform accounting, au-diting and financial reporting standards and practices comparable to those ap-plicable to U.S. companies, comparable information may not be readily avail-able about certain foreign companies. Securities of some non-U.S. companies may be less liquid and more volatile than securities of comparable U.S. compa-nies. In addition, in certain foreign countries, there is the possibility of expropriation or confiscatory taxation, political or social instability, or diplomatic developments which could affect U.S. investments in those coun-tries.

  Although the Portfolio will seek the most favorable trading costs available in any given market, investors should recognize that foreign commissions are generally higher than those in the U.S. In addition, custodial expenses, that is, fees paid to financial institutions for holding the Portfolio's securi-ties, will generally be higher than would be the case in the U.S.

  Some foreign governments also levy withholding taxes against dividend and interest income. Although in some countries a portion of the taxes is recover-able, the non-recovered portion of foreign withholding taxes will reduce the income the Portfolio receives from the companies comprising its investments.

HEDGING AND RELATED STRATEGIES AND RISK CONSIDERATIONS
  To reduce the overall risk of its investments (hedge), the Portfolio may use options, futures contracts, and options on futures contracts. Hedging strate-gies may also be used in an attempt to manage the Portfolio's exposure to changing security prices. The Portfolio's ability to use these strategies may be limited by mar-ket conditions, regulatory limits and tax considerations. The Portfolio's ob-ligation under such hedging strategies will be covered by the maintenance of a segregated account consisting of cash or liquid securities equal to at least 100% of the Portfolio's commitment. The Portfolio may buy or sell futures con-tracts, write covered call options and buy put and call options on any secu-rity or index, including options and futures traded on foreign exchanges and options not traded on exchanges. The Portfolio's SAI contains further informa-tion on all of these strategies and the risks associated with them.

  The Portfolio may write or purchase options in privately negotiated transac-tions ("OTC Options") as well as listed options. OTC Options can be closed out only by agreement with the other party to the transaction. Any OTC Option pur-chased by the Portfolio is considered an illiquid security. Any OTC Option written by the Portfolio will be with a qualified dealer pursuant to an agree-ment under which the Portfolio may repurchase the option at a formula price. Such options are considered illiquid to the extent that the formula price ex-ceeds the intrinsic value of the option. The Portfolio may not purchase or sell futures contracts or related options for which the aggregate initial mar-gin and premiums exceed 5% of the fair market value of the Portfolio's assets. In order to prevent leverage in connection with the purchase of futures con-tracts or call options thereon by the Portfolio, an amount of cash, cash equivalents or liquid securities equal to the market value of the obligation under the futures contracts or options (less any related market deposits) will be maintained in a segregated account with the Fund's Custodian. The Portfolio may not invest more than 15% of its net assets in illiquid securities and re-purchase agreements which have a maturity of longer than seven days. A more complete discussion of the potential risks involved in transactions in options or futures contracts and related options is contained in the Portfolio's SAI.

  RISK CONSIDERATIONS. The Portfolio might not employ any of the hedging strategies described above, and there can be no assurance that any strategy used will succeed. If the Adviser incorrectly forecasts market values or other economic factors in utilizing a strategy for the Portfolio, the Portfolio would be in a better position if it had not hedged at all. In addition, the Portfolio will pay commissions and other costs in connection with such invest-ments which may increase the Portfolio's expenses and reduce its return.

  The use of these strategies involves certain risks, including (1) the fact that skills needed to use hedging instruments are different from those needed to select the Portfolio's securities, (2) possible imperfect correlation, or even no correlation, between price movements of hedging instruments and price movements of the investments being hedged, (3) the fact that, while hedging strategies can reduce the risk of loss, they can also reduce the opportunity for gain, or even result in losses, by offsetting favorable price movements in hedged investments and (4) the possible inability of the Portfolio to purchase or sell a security at a time that oth-erwise would be favorable for it to do so, or the possible need for the Port-folio to sell a security at a disadvantageous time due to the need for it to maintain "cover" or to segregate securities in connection with hedging trans-actions, and the possible inability of the Portfolio to close out or to liqui-date its hedged position.

RESTRICTED AND ILLIQUID SECURITIES
  The Portfolio may purchase restricted securities that are not registered for sale to the general public but which are eligible for resale to qualified in-stitutional investors under Rule 144A of the Securities Act of 1933. Under the supervision of the Fund's Board of Trustees, the Adviser determines the li-quidity of such investments by considering all relevant factors. Provided that a dealer or institutional trading market in such securities exists, these re-stricted securities are not treated as illiquid securities for purposes of the Portfolio's investment limitations. The Portfolio may also invest up to 15% of its net assets in securities that are illiquid. The prices realized from the sales of these securities could be less than those originally paid by the Portfolio or less than what may be considered the fair value of such securi-ties.

                            INVESTMENT LIMITATIONS

  The Portfolio will not:

  (a) with respect to 75% of its assets, invest more than 5% of its total assets at the time of purchase in the securities of any single issuer (other than obligations issued or guaranteed as to principal and in-terest by the U.S. Government or any of its agencies or instrumentali-
      ties);

  (b) with respect to 75% of its assets, purchase more than 10% of any class of the outstanding voting securities of any issuer;

  (c) invest more than 5% of its assets at the time of purchase in the secu-rities of companies that have (with predecessors) a continuous operat-ing history of less than 3 years;

  (d) invest more than 25% of its assets in companies within a single indus-try; however, there are no limitations on investments made in instru-ments issued or guaranteed by the U.S. Government and its agencies.

  (e) make loans except by purchasing debt securities in accordance with its investment objective and policies or entering into repurchase agree-ments or by lending its portfolio securities to banks, brokers, deal-ers and other financial institutions so long as the loans are made in compliance with the 1940 Act, as amended, or the Rules and Regulations or interpretations of the SEC;

  (f) (i) borrow, except from banks and as a temporary measure for extraor-dinary or emergency purposes and then, in no event, in excess of 33 1/3% of the Portfolio's gross assets valued at the lower of market or cost, and

      (ii) the Portfolio may not purchase additional securities when borrowings exceed 5% of total assets; or

  (g) pledge, mortgage or hypothecate any of its assets to an extent greater than 33 1/3% of its total assets at fair market value.

  The Portfolio's investment objective and investment limitations (a), (b),
(d), (e) and (f)(i) listed above are fundamental policies and may be changed only with the approval of the holders of a majority of the outstanding voting securities of the Portfolio. The other investment limitations described here, those not specified as fundamental in the SAI, and the Portfolio's investment policies are not fundamental, and the Fund's Board of Trustees may change them without shareholder approval.

                              PURCHASE OF SHARES

  Shares of the Portfolio are offered through UAM Fund Distributors, Inc. (the "Distributor"), without a sales commission at the net asset value per share next determined after an order is received by the Fund and payment is received by the Custodian. (See "VALUATION OF SHARES.") The minimum initial investment required is $2,500. The minimum initial investment for IRA accounts is $500. The minimum initial investment for spousal IRA accounts is $250. Certain ex-ceptions may be made by officers of the Fund.

  Shares of the Portfolio may be purchased by customers of brokers-dealers or other financial intermediaries ("Service Agents") which have established a shareholder servicing relationship with the Fund on behalf of their customers. Service Agents may impose additional or different conditions on purchases or redemptions of Portfolio shares and may charge transaction or other account fees. Each Service Agent is responsible for transmitting to its customers a schedule of any such fees and information regarding additional or different purchase or redemption conditions. Shareholders who are customers of Service Agents should consult their Service Agent for information regarding these fees and conditions. Amounts paid to Service Agents may include transaction fees and/or service fees paid by the Fund from the Fund assets attributable to the Service Agent, which would not be imposed if shares of the Portfolio were pur-chased directly from the Fund or the Distributor. Service Agents may provide shareholder services to their customers that are not available to a share-holder dealing directly with the Fund. A salesperson and any other person en-titled to receive compensation for selling or servicing Portfolio shares may receive different compensation with respect to one particular class of shares over another in the Fund.

  Service Agents may enter confirmed purchase orders on behalf of their cus-tomers. If shares of a Portfolio are purchased in this manner, the Service Agent must receive your investment order before the close of trading on the New York

Stock Exchange ("NYSE"), and transmit it to the Fund's Sub-Transfer Agent prior to 4 p.m. to receive that day's share price. Proper payment for the or-der must be received by the Sub-Transfer Agent no later than the time when the Portfolio is priced on the following business day. Service Agents are respon-sible to their customers and the Fund for timely transmission of all subscrip-tion and redemption requests, investment information, documentation and money.

INITIAL INVESTMENT BY MAIL
  . Complete and sign an Application, and mail it together with a check pay-able to UAM Funds to:

                                UAM Funds Trust
                           UAM Funds Service Center
                    c/o Chase Global Funds Services Company
                                 P.O. Box 2798
                             Boston, MA 02208-2798

  Payment for purchases of shares received by mail will be credited to an ac-count at the next share price calculated for the Portfolio after receipt. Pay-ment does not need to be converted into Federal Funds (monies credited to the Fund's Custodian Bank by a Federal Reserve Bank) before the Fund will accept it for investment.

BY WIRE
  . Telephone the UAM Funds Service Center and provide the account name, ad-dress, telephone number, social security or taxpayer identification num-ber, Portfolio selected, amount being wired, and the name of the bank wiring the funds. An account number will be provided to you. Next,

  . instruct your bank to wire the specified amount to the Fund's custodian:

                           The Chase Manhattan Bank
                                ABA #021000021
                                   UAM Funds
                            Credit DDA #9102772952
                          Ref: Portfolio Name ________________
                          Your Account Number __________________
                           Your Account Name _________________
                          Wire Control Number ________________

  . Forward a completed Application to the Fund at the address shown on the form. Federal Funds purchases will be accepted only on days when the NYSE and the Custodian Bank are open for business.

ADDITIONAL INVESTMENTS
  Additional investments can be made at any time. The minimum additional in-vestment is $100. Shares can be purchased at net asset value by mailing a check to the UAM Service Center (payable to "UAM Funds") or by wiring money to the Custodian Bank using the instructions outlined above. When making additional investments, be sure that the account name and number is identified on the check or wire and the Portfolio to be purchased is specified.

  Prior to wiring additional investments, notify the Fund by calling the num-ber on the cover of this prospectus. Mail orders should include, when possi-ble, the "Invest by Mail" stub which accompanies any Fund confirmation state-ment.

OTHER PURCHASE INFORMATION
  Investments received by 4 p.m. ET (the close of the NYSE) will be invested at the share price calculated after the NYSE closes on that day. Investments received after the close of the NYSE will be executed at the price computed on the next day the NYSE is open. The Fund reserves the right, in its sole dis-cretion, to suspend the offering of shares of the Portfolio or to reject pur-chase orders when, in the judgment of management, such suspension or rejection is in the best interests of the Fund. Purchases of the Portfolio's shares will be made in full and fractional shares of the Portfolio calculated to three decimal places. Certificates for fractional shares will not be issued. Certif-icates for whole shares will not be issued except at the written request of the shareholder.

IN-KIND PURCHASES
  If accepted by the Fund, shares of the Portfolio may be purchased in ex-change for securities which are eligible for acquisition by the Portfolio, as described in this Prospectus. Securities to be exchanged which are accepted by the Fund will be valued as described under "VALUATION OF SHARES" at the next determination of net asset value after acceptance. Shares issued by the Port-folio in exchange for securities will be issued at net asset value determined as of the same time. All dividends, interest, subscription, or other rights pertaining to such securities shall become the property of the Portfolio and must be delivered to the Fund by the investor upon receipt from the issuer. Securities acquired through an in-kind purchase will be acquired for invest-ment and not for immediate resale.

  The Fund will not accept securities in exchange for shares of the Portfolio unless:

  . at the time of exchange, such securities are eligible to be included in the Portfolio (current market quotations must be readily available for such securities);

  . the investor represents and agrees that all securities offered to be ex-changed are liquid securities and not subject to any restrictions upon their sale by the Portfolio under the Securities Act of 1933, or other-wise; and

  . the value of any such securities (except U.S. Government securities) be-ing exchanged together with other securities of the same issuer owned by the

    Portfolio will not exceed 5% of the net assets of the Portfolio immedi-ately after the transaction.

  Investors who are subject to Federal taxation upon exchange may realize a gain or loss for Federal income tax purposes depending upon the cost of securi-ties or local currency exchanged. Investors interested in such exchanges should contact the Adviser.

                              REDEMPTION OF SHARES

  Shares of the Portfolio may be redeemed by mail or telephone, at any time, without cost, at the net asset value of the Portfolio next determined after re-ceipt of the redemption request. No charge is made for redemptions. Any redemp-tion may be more or less than the purchase price of your shares depending on the market value of the investment securities held by the Portfolio.

BY MAIL
  Address requests for redemption to the UAM Funds Service Center. Requests to redeem shares must include:

  . share certificates, if issued;

  . a letter of instruction or an assignment specifying the number of shares or dollar amount to be redeemed, signed by all registered owners of the shares in the exact names in which they are registered;

  . any required signature guarantees (see "SIGNATURE GUARANTEES"); and

  . any other necessary legal documents, if required, in the case of es-tates, trusts, guardianships, custodianships, corporations, pension and profit sharing plans and other organizations.

BY TELEPHONE
  A redemption request by telephone requires the following:

  . establish the telephone redemption privilege (and if desired, the wire redemption privilege) by completing appropriate sections of the Applica-tion; and

  . call the Fund and instruct that the redemption proceeds be mailed to you or wired to your bank.

  The following tasks cannot be accomplished by telephone:

  . changing the name of the commercial bank or the account designated to receive redemption proceeds (this can be accomplished only by a written request signed by each shareholder, with each signature guaranteed);

  . redemption of certificated shares by telephone.

  The Fund and its Sub-Transfer Agent will employ reasonable procedures to confirm that instructions communicated by telephone are genuine, and they may be liable for any losses if they fail to do so. These procedures include re-quiring the investor to provide certain personal identification at the time an account is opened, as well as prior to effecting each transaction requested by telephone. In addition, all telephone transaction requests will be recorded and investors may be required to provide additional telecopied written in-structions of such transaction requests. The Fund or Sub-Transfer Agent may be liable for any losses due to unauthorized or fraudulent telephone instructions if the Fund or the Sub-Transfer Agent does not employ the procedures described above. Neither the Fund nor the Sub-Transfer Agent will be responsible for any loss, liability, cost or expense for following instructions received by tele-phone that it reasonably believes to be genuine.

SIGNATURE GUARANTEES
  Signature guarantees are required for the following redemptions:

  . redemptions where the proceeds are to be sent to someone other than the registered shareholder(s);

  . redemptions where the proceeds are to be sent to an address which is not the registered address; or

  . share transfer requests.

  Signature guarantees will be accepted from any eligible guarantor institu-tion which participates in a signature guarantee program. Eligible guarantor institutions include banks, as well as through most brokers, dealers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. Broker-dealers guaranteeing signa-tures must be a member of a clearing corporation or maintain net capital of at least $100,000. Credit unions must be authorized to issue signature guaran-tees. A notary public can not provide a signature guarantee.

OTHER REDEMPTION INFORMATION
  Normally, the Fund will make payment for all shares sold under proper proce-dures within one business day of and no more than seven days after receipt of the request, or earlier if required under applicable law. The Fund may suspend the right of redemption or postpone the date at times when both the NYSE and Custodian Bank are closed, or under any emergency circumstances as determined by the SEC.

  If the Fund's Board of Trustees determines that it would be detrimental to the best interests of the remaining shareholders of the Fund to make payments wholly or partly in cash, the Fund may pay the redemption proceeds in whole or in part by a distribution in-kind of liquid securities held by the Portfolio instead of cash in conformity with applicable rules of the SEC. Investors may incur brokerage charges when they sell portfolio securities received in pay-ment of redemptions.

                             SHAREHOLDER SERVICES

EXCHANGE PRIVILEGE
  Institutional Class Shares of the Portfolio may be exchanged for Institu-tional Class Shares of any other UAM Funds Portfolio. (See the list of Portfo-lios of the UAM Funds at the end of this Prospectus.) Exchange requests should be made by contacting the UAM Funds Service Center.

  Any exchange will be based on the net asset value of the shares involved. There is no sales commission or charge of any kind for an exchange. Before making an exchange into a Portfolio, a shareholder should read its Prospectus and consider the investment objectives of the Portfolio to be purchased. Call the UAM Funds Service Center for a copy of the Prospectus for the Portfolio(s) in which you are interested. Exchanges can only be made with Portfolios that are qualified for sale in a shareholder's state of residence.

  Exchange requests may be made either by mail or telephone. Telephone ex-changes will be accepted only if the certificates for the shares to be ex-changed have not been issued to the shareholder and if the registration of the two accounts will be identical. Requests for exchanges received prior to 4 p.m. (ET) will be processed as of the close of business on the same day. Re-quests received after 4 p.m. will be processed on the next business day. The Board of Trustees may limit the frequency and amount of exchanges permitted. For additional information regarding responsibility for the authenticity of telephoned instructions, see "REDEMPTION OF SHARES BY TELEPHONE". An exchange into another UAM Funds Portfolio is a sale of shares and may result in a gain or loss for income tax purposes. The Fund may modify or terminate the exchange privilege at any time.

                              VALUATION OF SHARES

  The net asset value of the Portfolio is determined by dividing the value of the Portfolio's assets attributable to the class, less any liabilities attrib-utable to the class, by the number of shares outstanding attributable to the class. The net asset value per share of the Portfolio is determined as of the close of the NYSE on each day that the NYSE is open for business.

  Equity securities listed on a securities exchange for which market quota-tions are readily available are valued at the last quoted sale price of the day. Price information on listed securities is taken from the exchange where the security is primarily traded. Unlisted equity securities and listed secu-rities not traded on the valuation date for which market quotations are read-ily available are valued neither exceeding the current ask prices nor less than the current bid prices. Quotations of foreign securities in a foreign currency are converted to U.S. dollar equivalents. The converted value is based upon the bid price of the foreign currency against U.S. dollars quoted by any major bank or by a broker.

  Securities purchased with remaining maturities of 60 days or less are valued at amortized cost when the Board of Trustees determines that amortized cost reflects fair value.

  The value of other assets and securities for which no quotations are readily available (including restricted securities) is determined in good faith at fair value using methods determined by the Fund's Board of Trustees.

                           PERFORMANCE CALCULATIONS

  The Portfolio measures performance by calculating total return. Total return figures are based on historical earnings and are not intended to indicate fu-ture performance.

  Total return is the change in value of an investment in the Portfolio over a given period, assuming reinvestment of any dividends and capital gains. A cu-mulative or aggregate total return reflects actual performance over a stated period of time. An average annual total return is a hypothetical rate of re-turn that, if achieved annually, would have produced the same cumulative total return if performance had been constant over the entire period.

  The Portfolio's performance may be compared to data prepared by independent services which monitor the performance of investment companies, data reported in financial and industry publications, and various indices, all as further described in the Portfolio's SAI. This information may also be included in sales literature and advertising.

  The Portfolio's Annual Report to Shareholders for the most recent fiscal year end contains additional performance information that includes comparisons with appropriate indices. The Annual Report is available without charge. Con-tact the UAM Funds Service Center at the address or telephone number on the cover of this Prospectus.

               DIVIDENDS, CAPITAL GAINS DISTRIBUTIONS AND TAXES

DIVIDENDS AND CAPITAL GAINS
  The Portfolio will normally distribute substantially all of its net invest-ment income (for tax purposes), to shareholders in quarterly dividends. If any net capital gains are realized, the Portfolio will normally distribute them annually. All dividends and capital gains distributions will be automatically reinvested in additional shares of the Portfolio unless the Fund is notified in writing that the shareholder elects to receive distributions in cash.

FEDERAL TAXES
  The Portfolio intends to qualify as a "regulated investment company" under subchapter M of the Internal Revenue Code of 1986, as amended, for federal income tax purposes and to meet all other requirements that are necessary for it (but not its shareholders) to be exempt from federal taxes on income and gains paid to shareholders in the form of dividends. To do this, the Portfolio must, among other things, distribute substantially all of its ordinary income and net capital gains on an annual basis and maintain a portfolio of invest-ments which satisfies certain diversification criteria.

  Dividends paid by the Portfolio from net investment income, whether in cash or reinvested in shares, are taxable to shareholders as ordinary income. Short-term capital gains will be taxed as ordinary income. Long-term capital gains distributions are taxed as long-term capital gains. Shareholders will be notified annually of dividend income earned for tax purposes.

  Dividends declared in October, November and December to shareholders of rec-ord in such a month will be treated as if they had been paid by the Fund and received by the shareholders on December 31 of the same calendar year, pro-vided that the dividends are paid before February of the following year.

  The Fund is required by Federal law to withhold 31% of reportable payments paid to shareholders who have not complied with IRS regulations. In order to avoid this withholding requirement, you must certify that your Social Security or Taxpayer Identification Number you have provided is correct and that either you are not currently subject to backup withholding or you are exempt from backup withholding. This certification must be made on the Application or on a separate form supplied by the Fund.

  Dividends and interest received by the Portfolio may give rise to withhold-ing and other taxes imposed by foreign countries. These taxes reduce the Port-folio's dividends but are included in the taxable income reported on your tax statement if the Portfolio qualifies for this tax treatment and elects to pass it through to you. Consult a tax adviser for more information regarding deduc-tions and credits for foreign taxes.

                              INVESTMENT ADVISER

  The Adviser is a registered investment adviser formed in 1940. Its business offices are located at 950 Haverford Road in Bryn Mawr, Pennsylvania. The Ad-viser is a wholly-owned subsidiary of United Asset Management Corporation ("UAM") and provides and offers investment management and advisory services to corporations, unions, pensions and profit-sharing plans, trusts, estates and other institutions and investors. The Adviser currently has over $4.8 billion in assets under management.

  The Portfolio pays an annual fee in monthly installments to the Adviser for advisory services. This fee is accrued daily and paid monthly as a percentage of the average net assets in the Portfolio for that month. The percentage fee on an annual basis is 0.50%.

  The Adviser may compensate its affiliated companies for referring investors to the Portfolio. The Distributor, UAM, the Adviser, or any of their affili-ates, may, at its own expense, compensate a Service Agent or other person for marketing, shareholder servicing, record-keeping and/or other services per-formed with respect to the Fund, the Portfolio or any Class of Shares of the Portfolio. The person making such payments may do so out of its revenues, its profits or any other source available to it. Such services arrangements, when in effect, are made generally available to all qualified service providers.

  The Distributor, the Adviser and certain of their other affiliates also par-ticipate, at the date of this Prospectus, in an arrangement with Smith Barney Inc. under which Smith Barney provides certain defined contribution plan mar-keting and other shareholder services and receives from such entities .15 of 1% of the daily net asset value of Institutional Class Shares held by Smith Barney's eligible customer accounts in addition to amounts payable to all selling dealers. The Fund also compensates Smith Barney for services it pro-vides to certain defined contribution plan shareholders that are not otherwise provided by UAMFSI.

  An Investment Committee at the Adviser is responsible for the day-to-day management of the Portfolio.

                            ADMINISTRATIVE SERVICES

  UAMFSI, a wholly-owned subsidiary of UAM, is responsible for performing and overseeing administrative, fund accounting, dividend disbursing and transfer agent services provided to the Fund and its Portfolios. UAMFSI's principal of-fice is located at 211 Congress Street, Boston, MA 02110. UAMFSI has subcon-tracted some of these services to Chase Global Funds Services Company ("CGFSC"), an affiliate of The Chase Manhattan Bank, by a Mutual Funds Service Agreement dated June 30, 1997. CGFSC is located at 73 Tremont Street, Boston, MA 02108.

  Each Portfolio pays UAMFSI a two part monthly fee: a Portfolio-specific fee which is retained by UAMFSI and a sub-administration fee which UAMFSI in turn pays to CGFSC. The following Portfolio-specific fees are calculated from the aggregate net assets of the Portfolio:

                                                                           RATE
                                                                           ----
   Newbold's Equity Portfolio............................................. 0.06%

  CGFSC's monthly fee for its services is calculated on an annualized basis as follows:

  0.19 of 1% of the first $200 million of combined UAM Funds assets;

  0.11 of 1% of the next $800 million of combined UAM Funds assets;

  0.07 of 1% of combined UAM Funds assets in excess of $1 billion but less than $3 billion;

  0.05 of 1% of combined UAM Funds assets in excess of $3 billion.

  The UAM Funds are allocated among the Portfolios on the basis of their rela-tive assets and are subject to a graduated minimum fee schedule per Portfolio, which starts at $2,000 per month and increases to $70,000 annually after two years. If a separate class of shares is added to a Portfolio, its minimum an-nual fee increases by $20,000.

                                  DISTRIBUTOR

  The Distributor, a wholly-owned subsidiary of UAM with its principal office located at 211 Congress Street, Boston, Massachusetts 02110, distributes the shares of the Fund. Under the Fund's Distribution Agreement (the "Agreement"), the Distributor, as agent of the Fund, agrees to use its best efforts as sole distributor of the Fund's shares. The Distributor does not receive any fee or other compensation under the Agreement with respect to the Institutional Class Shares offered in this Prospectus. The Agreement continues in effect as long as it is approved at least annually by the Fund's Board of Trustees. Those ap-proving the Agreement include a majority of Trustees who are neither parties to the Agreement nor interested persons of any such party. This Agreement pro-vides that the Fund will bear the costs of the registration of its shares with the SEC and various states and the printing of its prospectuses, SAIs and re-ports to shareholders.

                              GENERAL INFORMATION

DESCRIPTION OF SHARES AND VOTING RIGHTS
  The Fund was organized as a Delaware business trust on May 18, 1994 under the name "The Regis Fund II." On October 31, 1995, the name of the Fund was changed to "UAM Funds Trust." The Fund's Agreement and Declaration of Trust permits the Fund to issue an unlimited number of shares of beneficial inter-est, without par value. The Trustees have the power to designate one or more series ("Portfolios") or classes of shares of beneficial interest without fur-ther action by shareholders.

  At its discretion, the Board of Trustees may create additional Portfolios and classes of shares. The shares of each Portfolio are fully paid and nonas-sessable, and have no preference as to conversion, exchange, dividends, re-tirement or other features and no pre-emptive rights. They have noncumulative voting rights, which means that holders of more than 50% of shares voting for the election of Trustees can elect 100% of the Trustees. A shareholder is en-titled to one vote for each full share held (and a fractional vote for each fractional share held), then standing in his or her name on the books of the Fund.

  Both Institutional Class and Institutional Service Class Shares represent an interest in the same assets of a Portfolio. Institutional Service Class Shares bear certain expenses related to shareholder servicing, and may bear expenses related to the distribution of such shares. Service Class Shares have exclu-sive voting rights with respect to matters relating to such distribution ex-penditures. For information about the Service Class Shares of the Portfolios contact the UAM Funds Service Center at the number on the cover of this Pro-spectus.

  Annual meetings will not be held except as required by the 1940 Act and other applicable laws. The Fund has undertaken that its Trustees will call a meeting of shareholders if such a meeting is requested in writing by the hold-ers of not less than 10% of the outstanding shares of the Fund. The Fund will assist shareholder communications in such matters.

CUSTODIAN
  The Chase Manhattan Bank serves as custodian of the Fund's assets.

ACCOUNTANTS
  Price Waterhouse LLP is the independent accountant for the Fund.

REPORTS
  Investors will receive unaudited semi-annual financial statements and annual financial statements audited by Price Waterhouse LLP.

SHAREHOLDER INQUIRIES
  Shareholder inquiries may be made by contacting the UAM Funds Service Center at the number or address listed on the cover of this Prospectus.

LITIGATION
  The Fund is not involved in any litigation.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS NOT CONTAINED IN THIS PROSPECTUS, OR IN THE PORTFOLIO'S STATEMENT OF ADDITIONAL INFORMATION, IN CONNECTION WITH THE OFFERING MADE BY THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR ITS REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING BY THE FUND IN ANY JURISDICTION IN WHICH SUCH OF-FERING MAY NOT BE LAWFULLY MADE.

                    UAM FUNDS -- INSTITUTIONAL CLASS SHARES

 Acadian Emerging Markets Portfolio
 Acadian International Equity Portfolio
 BHM&S Total Return Bond Portfolio
 Chicago Asset Management Intermediate Bond Portfolio
 Chicago Asset Management Value/Contrarian Portfolio
 C&B Balanced Portfolio
 C&B Equity Portfolio
 C&B Equity Portfolio for Taxable Investors
 C&B Mid Cap Equity Portfolio
 DSI Balanced Portfolio
 DSI Disciplined Value Portfolio
 DSI Limited Maturity Bond Portfolio
 DSI Money Market Portfolio
 FMA Small Company Portfolio
 FPA Crescent Portfolio
 Hanson Equity Portfolio
 ICM Equity Portfolio
 ICM Fixed Income Portfolio
 ICM Small Company Portfolio
 IRC Enhanced Index Portfolio
 Jacobs International Octagon Portfolio
 McKee Domestic Equity Portfolio
 McKee International Equity Portfolio
 McKee U.S. Government Portfolio
 McKee Small Cap Equity Portfolio
 MJI International Equity Portfolio
 Newbold's Equity Portfolio
 NWQ Balanced Portfolio
 NWQ Value Equity Portfolio
 Rice, Hall James Small Cap Portfolio
 Rice, Hall James Small/Mid Cap Portfolio
 Sirach Equity Portfolio
 Sirach Fixed Income Portfolio
 Sirach Growth Portfolio
 Sirach Short-Term Reserves Portfolio
 Sirach Special Equity Portfolio
 Sirach Strategic Balanced Portfolio
 SAMI Preferred Stock Income Portfolio
 Sterling Partners' Balanced Portfolio
 Sterling Partners' Equity Portfolio
 Sterling Partners' Short-Term Fixed Income Portfolio
 Sterling Partners' Small Cap Value Portfolio
 TS&W Equity Portfolio
 TS&W Fixed Income Portfolio
 TS&W International Equity Portfolio

 TS&W Balanced Portfolio

  UAM Funds Service Center
  c/o Chase Global Funds Services Company
  P.O. Box 2798
  Boston, MA 02208-2798
  1-800-638-7983

  Investment Adviser
  Newbold's Asset Management, Inc.
  950 Haverford Road
  Bryn Mawr, Pennsylvania

  Distributor

  UAM Fund Distributors, Inc.
  211 Congress Street
  Boston, MA 02110




                      PROSPECTUS


                      July 10, 1997